Freedom Laser

The Nation's Only Home Use Quit Smoking Laser Device* – The Nicotine Free Method to Quit


FREEDOM®
QUIT SMOKING LASER
Intended to Reduce Nicotine Withdrawal Symptoms
FREEDOM®
QUIT SMOKING LASER
NICOTINE FREE METHOD TO QUIT SMOKING

Invest

DEADLINE: April 29, 2024

in 25 days

SHARE PRICE

$1

TOTAL RAISED

$0

VALUATION

$6,366,162

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Freedom Laser, Inc. ("the Company") is leveraging the low-level laser therapy technology and know-how from Freedom Laser Therapy, Inc. ("Freedom Laser Therapy"), which was originally established in 2003. Freedom Laser Therapy and Freedom Laser, LLC have more than two decades of experience using quit smoking laser therapy in a clinical setting. The Company intends to use their experience and accomplishments to assist it in succeeding. Since 2019, Freedom Laser Therapy's quit smoking laser therapy clinic has operated under the company name Freedom Laser, LLC.

The Company does not own Freedom Laser Therapy or Freedom Laser, LLC, and has no financial ties to either entity.

Two decades ago, Entrepreneur Craig Nabat, a former pack-and-a-half-a-day smoker, embarked on a transformative journey to break free from nicotine addiction. His turning point came through a 30-minute low-level laser therapy procedure in Canada—an innovative and pain-free approach recognized globally as the modern form of acupuncture addiction treatment. This groundbreaking procedure empowered Nabat to conquer his smoking habit for good.



Driven by the desire to extend this life-changing solution to others grappling with nicotine addiction, Craig founded Freedom Laser Therapy in 2003. Established in Los Angeles, California, Freedom Laser Therapy quickly became one of the nation's pioneers in quit smoking laser therapy clinics, offering a drug free method to overcome nicotine addiction to thousands of individuals seeking a path to a smoke-free life.

– Craig Nabat

Inventor Freedom Quit Smoking Laser, President of Freedom Laser, Inc.



Since that pivotal moment, Craig Nabat's dream has been to free millions worldwide from the deadly and highly addictive clutches of nicotine. Years of dedicated research and collaborative development with a team of expert engineers culminated in creating the nation's first home-use quit smoking laser device— an embodiment of the Company's commitment to providing accessible, effective, non-invasive, and drug-free solution to nicotine addiction.


FREEDOM®



**Our goal is to be the nation's only FDA approved home use quit smoking laser device.*

Our mission is clear: to obtain the first United States FDA approval for the Company's patented low-level laser device, designed to alleviate nicotine addiction withdrawal symptoms. With this milestone, we aim to fulfill our vivid vision—to

Freeing the World from Nicotine Addiction™.

Your support in our equity crowdfunding campaign may not only propel this groundbreaking technology into homes worldwide but also contribute to a global movement dedicated to breaking the chains of nicotine addiction. Join us in making a profound impact on the lives of millions and ushering in an era where freedom from nicotine addiction is a reality for all.

SUCCESS TO DATE

- 21 years of clinical experience using **low-level laser therapy to treat 10,000+ Freedom Laser smokers and vaping clients**
- Awarded utility **patents** in the United States and China
- **Performed animal study** using low-level lasers on mice at the University of Buffalo, resulting in an immediate physical response
- Conducted a successful 28-subject **IRB-approved pilot study**, validating the Freedom device significantly reduced smoking consumption
- **Finalized** laser device design, user manual, and retail packaging
- Revised the protocol for an **FDA clinical research trial** based on IRB pilot study findings to confirm the Freedom Quit Smoking Laser temporarily alleviates nicotine withdrawal symptoms
- **Conducted first FDA pre-submission meeting** to present the clinical trial protocol
- Partnered with one of the nation's leading cosmetic manufacturers to develop a **Freedom-branded anti-aging product line to repair skin damage caused by smoking**
- Notable past invention and marketing success story: **known for inventing the FDA Cleared iRestore Hair Growth System device and Hair Care Line Brand, generating tens of millions in annual sales.** View more about this product here.

THE PROBLEM

The Quit Smoking Industry Has Failed



70% of smokers & vapers **WANT** to quit, but

92% of those who try **FAIL** each year

Existing FDA cleared quit smoking methods are not effective for the millions annually who attempt to quit using them

The time is now for an effective, **drug-free method to combat nicotine withdrawal symptoms**

Nicotine Replacement Aids

Users of NicoDerm, Nicorette, and e-Cigs usually fail to quit and will continue to smoke many years afterward.

Why would you use Nicotine to quit nicotine?

Prescription Drugs

Users of Varenicline (Chantix) and Bupropion Hydrochloride (Zyban & Wellbutrin) often have bad reactions, discontinue the prescription, and fail to quit.

Serious side effects include heart attacks & even suicidal thoughts.

The Cost of Nicotine Addiction Measured in Deaths & Dollars



Smoking kills 8 million people worldwide per year

1 billion people smoke cigarettes globally.

Smoking kills users 10 years earlier than non-smokers.

1 in every 5 deaths in the United States is related to smoking

Approximately 480,000 annual deaths in the U.S.

28.3 million, or 11.5% of U.S. adults, still smoke cigarettes.

Another 11 million people vape domestically.

The United States spends more than $300 billion on combating smoking related illnesses

8.7% of healthcare costs are due to cigarettes. Smokers spend an average of $3,285 annually on cigarettes.

Health insurance premiums are 50% higher for smokers.

The Solution

FREEDOM®
QUIT SMOKING LASER

The New Nicotine Free Method to Quit Smoking ™

- Nation's only home use quit smoking laser device
- Drug free, safe, easy-to-use, and pain-free
- Lightweight, portable, and convenient home-use wearable device to combat and alleviate nicotine withdrawal symptoms
- More effective alternative to existing FDA-cleared nicotine cessation products
- 30-day program to quit smoking and vaping
- No known side effects



How It Works

Proprietary Withdrawal Reduction Technology



Low-level laser therapy considered to be a non-invasive, modernized form of acupuncture with longer healing effects


FREEDOM

8 lasers stimulate specific acupuncture points in the ears, releasing endorphins to assist users through the critical detoxification period to alleviate nicotine withdrawal symptoms

The Freedom Quit Smoking Laser treats the following withdrawal symptoms

- Anxiety
- Depression
- Headaches
- Difficulty Concentrating
- Irritability
- Nervousness
- Increased Appetite
- Trouble Sleeping
- Insomnia
- Restlessness
- Sweating
- Runny Nose
- Sore Throat



Freedom Quit Smoking Laser Benefits


100% NATURAL
ALL NATURAL
100% NATURAL
All Natural


DRUG FREE
Drug Free


Increases
Life Expectancy


Stimulates
Endorphins Release


Relaxes
Mind & Body


Alleviates Nicotine
Withdrawal Symptoms


Quit Smoking
& Vaping Easier

MARKET

20 million smokers who want to quit is a **$2.55 billion** annual market in the United States



$2 billion
Annual smoking cessation available market actively attempting to quit, US

$100 million
Annual Smoking Cessation Target Market, US
(5% Share of Market)

Approximately 15.6 million US consumers purchase anti-smoking products annually

Current Tobacco Use Statistics Among U.S. Adults

An estimated 46 million United States Adults, representing 18.7% of the population, report actively using tobacco products



11.5%	4.5%	3.5%	2.1%	0.9%
Cigarettes	e-Cigarettes	Cigars	Smokeless Tobacco	Pipes / Hookah

Each of these products contains nicotine

> **"The global smoking cessation and nicotine de-addiction products market size was valued at $20 billion in 2021, and is projected to reach $54.7 billion by 2031, growing at a CAGR of 10.6% from 2022 to 2031."**
>
> ---
> *Allied Market Research*

Smoking Cessation Industry Competition

FDA APPROVED	FDA APPROVED	FDA APPROVED (crossed out)
Nicotine Replacement Therapies	**Medications**	**Electronic Cigarettes**
nicorette Nicotine Gum & Lozenges	CHANTIX® (varenicline) TABLETS	VUSE
NICODERM CQ Nicotine Patch	Wellbutrin XL bupropion HCl 150 mg, 300 mg EXTENDED-RELEASE TABLETS	JUUL
Nicotrol® Nicotine Nasal Spray & Inhaler	Zyban 150 mg prolonged release tablets	NJOY

Smoking Cessation Industry Market Position


NICOTINE FREE
WITHDRAWAL SYMPTOMS
NO WITHDRAWAL SYMPTOMS
NICOTINE

Vaping: The New Barrier to Becoming Nicotine Free


Pack of Cigarettes
Substituting one nicotine delivery method for another sustains addiction
E-Cigarette Devices

Many smokers attempting to quit smoking traditional cigarettes are turning to electronic cigarettes, but a staggering

80%

of smokers switching to vaping remain dependent on nicotine

Completed IRB-Approved Pilot Study Data

IRB-Approved Pilot Study Protocol

- 28 test subjects
- Mixed demographics ages 21-65
- 25-day double-blind study
- Two 12-minute daily sessions for the first three days
- One 12-minute daily session for remaining pilot duration

Study Results

Freedom Quit Smoking Laser active user group experienced

↓50%

cigarette consumption reduction vs. placebo group

Pilot Study Subject Testimonials

"I found the headphones extremely useful. I use them three times a day, sometimes more, depending on work-related stress. I recommend the headphones to anyone looking to reduce and/or quit smoking.

Pilot Study Subject 1

"Using headphones in the morning, I find that I'm not grabbing for a cigarette when I get up. I have reduced the number of cigarettes smoked throughout the day.

Pilot Study Subject 2

"The headphones really helped curb my last and first cigarette cravings. I went to sleep easier and woke up refreshed.

Pilot Study Subject 3

FDA Clinical Research Trial Success Strategy

FDA Clinical Trial Protocol

- 60 test subjects
- Demographics: ages 21-65, 50% male / 50% female
- 30-day double-blind study
- Three 15-minute daily sessions for the first three days
- One 15-minute daily session for remaining trial duration
- Safely increase laser power output by 50% from the pilot

Expected FDA Trial Results

Significant reduction in cigarette consumption

Validate Indication for Use Claim:

Aid to reduce the symptoms of nicotine withdrawal

Business Models

Direct-to-Consumers:
Sell the Freedom Quit Smoking Laser via our e-commerce site with telehealth partnerships, enabling real-time, virtually instant prescription writing and processing to expand market reach and accessibility

Addiction Treatment Centers:
Establish long-term partnerships and sell through the nation's 16,000+ addiction clinics

Medical Providers:
Physicians can prescribe the device to smoking or vaping patients to treat nicotine addiction

Pharmaceutical Retailers:
Establish pharmaceutical retailers such as CVS.com and Walgreens.com

Direct-to-Consumer through FDA over-the-counter (OTC):
Ability to purchase our product via our e-commerce site without a prescription

Aim to secure insurance coverage


FREEDOM® Go-To-Market Strategy
Direct-to-Consumer & Distribution Channels
Develop Long-Term Telehealth Partnerships
Third-Party Fulfillment for Medical Devices
Affiliate Network Marketing Strategy
Aimed to Obtain Insurance Coverage
BUSINESS MODEL (HOW)
Freedom Quit Smoking Laser
Proprietary Craving Relief Spray
Immunity & Detox Gummy
Stress Relief CBD Gummy
Anti-Aging Facial Serum
PRODUCTS (WHAT)
Initial Launch: Domestic
28.3 Million Smokers
11 Million Vapers
DISTRIBUTION (WHERE)
People who desire to be nicotine-free
All Demographics
Age 21-65
55% Male / 45% female
CUSTOMERS (WHO)
Intended Market Launch Q4 2025 - 2026
TIMELINE (WHEN)

Laser Therapy Can Treat Many Addictions... Freedom Will Tackle the Opioid Epidemic Next

Freedom plans to use our patented laser therapy device in the relentless battle against the Opioid epidemic, a crisis that **affects 3 million U.S. citizens** and claims **110,000+ lives** annually




FREEDOM®

Freedom will seek a **government grant for a clinical trial** targeting a secondary indication of use to alleviate Opioid withdrawal

Direct-to-Consumer Branded Continuity Health & Wellness Products

Freedom Quit Smoking Support Kit


FREEDOM
NICOTINE-FREE CRAVING RELIEF SPRAY
NO NICOTINE
CONTROL YOUR URGES TO SMOKE
FREEDOM
CRAVING RELIEF
FREEDOM
CBD
Stress Relief Support
Blue Raseberry

Established relationships with health supplement and cosmetic manufacturers to private-label health and wellness products under the FREEDOM® brand.

Freedom Anti-Aging Serum


FREEDOM
Anti-Aging Serum
Before
A
After
B

Diminishes facial wrinkles in areas prone to smoking-induced damage. Our serum provides an immediate skin-tightening effect, specifically addressing "Smoker's Lip."

HISTORY

Freedom Laser Therapy Quit Smoking & Vaping Procedure


LIVE FREE

Freedom Laser Therapy Clinic Testimonials

"Going to Freedom Laser was the best thing I ever did for myself. I feel free. I am free to ride in a car without making my passengers choke on my smoke, free to go on a long plane ride without worrying how I am going to make it through without a smoke, but most of all, just free to go through each day without filling my lungs with smoke. It has truly changed my life.

Brooke B., Freedom Client

"I did not believe quitting was even a possibility, but thanks to Freedom Laser, I am coming up on 3 years smoke-free, after being addicted to nicotine for 30 years! I am still amazed and so happy.

Jamie R., Freedom Client

Freedom Laser Therapy As Seen On

Freedom Laser Therapy Media Coverage



Freedom Laser Therapy Print Recognition


business
Laser-Focused
CRAIG NABAT
West Bloomfield entrepreneur uses lasers to help improve people's lives.


Center offers to help you stop smoking now
Laser technology helps smokers kick the habit
Smoke & lasers
Kicking the habit
Fewer smoke, revenue grows after state cigarette tax hike
Can lasers help you quit smoking


Inventors
DIGEST
OCTOBER 2015
The Right Hook
BRIAN HOCK KEEPS HYDRATION SIMPLE
One A-Mazing Game
HOW A SIMPLE IDEA WAS LICENSED BY A TOY COMPANY
Pleasures of Prototyping
BUILDING BLOCKS FOR LIFELONG CURIOSITY
Laser Focused
Craig Nabat Shines a Light on Health & Wellness
5 Important Steps in the Import Process
THE SECRET AMBITIONS OF Hedy Lamarr

The Freedom Laser Therapy Team


FREEDOM
FREEDOM
Laser Therapy, Inc.
FREEDOM

Celebrities Learn about Freedom Laser Therapy's Dedication to Freeing the World from Nicotine Addiction



Professional Team & Advisors

FREEDOM® Laser, Inc.

Freedom Laser, Inc. founder and Freedom Quit Smoking Laser Inventor, Entrepreneur, quit smoking expert, medical device product developer, seasoned direct marketer, PR guru, invented and marketed FDA cleared iRestore® Laser Hair Growth System – generated $20MM in annual revenue. Launched one of nation's leading quit smoking laser therapy clinics. Covered by the media hundreds of times in his Entrepreneurial career.

Craig Nabat
CEO, President, Inventor

Captjur

Welcome to Captjur Startup Garage, where ideas take flight and innovations find their home. We are more than just an accelerator; we are a dynamic venture studio dedicated to propelling startups and entrepreneurs toward success.

Bob Bilbruck
Lead Advisor

REMAX

Nabat has a 26-year business relationship with Remax Medi-tech Corp a medical electronics manufacturing company located in Taiwan and China. Expertise in the development, research, and manufacture of home use medical devices. Manufacturer of the global brand, the FDA-cleared iRestore® Hair Growth System.

Mike Chen
Manufacturer

QUANTUM CLINICAL ADVISORS

Quantum Clinical Advisors (QCA) is the first entrepreneurial clinical research organization (CRO) to exclusively support Photobiomodulation (PBM) therapy. QCA offers a comprehensive suite of customizable services designed to provide strategic solutions and clinical trial services that will foster innovation in PBM-related research.

Quantum Clinical Advisors
Clinical Research Organization

Swearingen Regulatory

Swearingen Regulatory Consulting professional with over 26 years of experience in a broad array of Class I - III medical devices. Expert in FDA regulatory support, including 510(k) submissions, device change assessments, Q-Submissions, 513(g) submissions, breakthrough devices, De Novo submissions, IDEs, and regulatory strategy. 513(g) submissions and breakthrough devices.

Audrey Swearingen
Regulatory Consultant

PERKINS COIE

Partner at International law firm Perkins Coie. Advises transactional business venture capital firms, entrepreneurs, private equity funds, and their private and public portfolio companies across their legal needs. Counsels on mergers and acquisitions with special purpose acquisition company (SPAC), private equity or strategic buyers, and corporate finance and intellectual property transactions.

Arman Pahlavan
Attorney

MARKETING & BRANDING

With a registered symbol mark for the Freedom trademark, Freedom Laser Inc. has been championing the efficacy of low-level laser technology in nationwide media for more than two decades under the Freedom brand. The intuitive and distinctive trademark is synonymous with Freedom from addiction and pain, reducing the need for significant investment in market education to communicate the nature of the promoted product.

FREEDOM®

INVESTOR INVOLVEMENT

Freedom Laser Inc. is actively developing connections with strategic investors who have well-established business relationships with physicians, insurance companies, hospitals, medical device distributors, corporations engaged in smoking cessation programs, corporate wellness programs/initiatives, and organizers of employee health fairs.

Final Note to Investors

- The capital raised will primarily support an FDA clinical research trial that aims to validate the device's efficacy in reducing symptoms associated with nicotine withdrawal.
- Executing the equity crowdfunding campaign will help Freedom Laser establish a customer database of individuals and distributors interested in purchasing the Freedom Quit Smoking Laser upon its release. Freedom intends to strategically utilize purchase order financing to fund product production, marketing, and advertising.
- If additional capital is needed, Freedom Laser is well-positioned to attract future funding following the FDA approval of our home-use laser therapy device to treat nicotine addiction.
- Freedom Laser intends to initially prioritize its distribution efforts in the United States with the goal of actively seeking exclusive distributors for international expansion.
- Investors can anticipate a viable opportunity for an early exit with the prospect of an IPO emerging as a compelling and exciting option.

Projected Timeline


2024
Equity Crowdfunding Campaign Completion
2024
Second FDA Pre-Submission Meeting to Clear Trial Protocol
2024
Recruit Clinical Research Trial Study Subjects
2024
Complete 30-day FDA Clinical Research Trial
2024
FDA Statistical Trial Data Submission
2025
Expected FDA Approval


FREEDOM®
Laser, Inc.
DEDICATED TO FREEING THE WORLD
FROM NICOTINE ADDICTION ™

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
FDA Pre-Submission 2	$44,000	3.7%
Regulatory Consultant	$10,000	0.8%
Clinical Research Organization	$660,000	55.0%
Device Tooling	$30,750	2.6%
Device Inventory	$4,200	0.4%
MRI Device Inventory	$740	less than 0.1%
Safety Lab Tests	$18,500	1.5%
OTC Usability Study	$20,000	1.7%
Product Liability Insurance	$5,000	0.4%
Opioid Trial Grant Draft	$11,000	0.9%
Medical Journal Results	$5,000	0.4%
CPT Code Consultant	$30,000	2.5%
Meetings with Pharmacies	$25,000	2.1%
Press Releases/PR	$6,000	0.5%
Telephone	$4,800	0.4%
Postage	$4,000	0.3%
Legal	$25,000	2.1%
Travel & Lodging	$7,500	0.6%
Business Debt	$70,000	5.8%
Miscellanous	$159,710	13.3%
Intermediary fees	$58,800	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Freedom Laser, Inc.. This offering must raise at least $10,000 by April 29, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Freedom Laser may issue additional securities to raise up to $1,200,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,566,162 shares
× $1 per share

$7,566,162 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Apr 5, 2024 • Primary offering of 1,200,000 shares at $1

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

hello@netcapital.com
+1 (617)-231-9270